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CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

 EXCLUDING INTEREST ON DEPOSITS


                                     1994      1993       1992       1991    1990
                                    ------   -------    -------    -------  -------

FIXED CHARGES:
  INTEREST EXPENSE (OTHER THAN
  INTEREST ON DEPOSITS)            5,906     6,234      5,826      5,973    9,414
  INTEREST FACTOR IN RENT EXPENSE    143       147        162        171      173
                                 -------   -------     -------    -------  -------
    TOTAL FIXED CHARGES            6,049     6,471      5,988      6,144    9,587

INCOME:
  NET INCOME(LOSS)                 3,422 (A) 1,919(B)     722       (914)(C)  318(D)
  INCOME TAXES                     1,189       941        696        677      508
  FIXED CHARGES                    6,049     6,471      5,988       6,144   9,587
                                  -------   -------     -------   -------   -------
    TOTAL INCOME                  10,660     9,331      7,406       5,907  10,413
                                  =======   =======     =======   =======   =======

RATIO OF INCOME TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS    1.76      1.44       1.24       0.96(E)  1.09
                                  =======   =======     =======   =======   =======


INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
  INTEREST EXPENSE                14,902    16,121      16,327    17,089   23,798
  INTEREST FACTOR IN RENT EXPENSE    143       147         162       171      173
                                  -------   -------     -------   -------  -------
    TOTAL FIXED CHARGES           15,045    16,268      16,489    17,260   23,971

INCOME:
  NET INCOME(LOSS)                 3,422(A)  1,919(B)      722     (914)(C)   318(D)
  INCOME TAXES                     1,189       941         696       677      508
  FIXED CHARGES                   15,045    16,268      16,489    17,260   23,971
                                 -------   -------     -------   -------   -------
    TOTAL INCOME                  19,656    19,128      17,907    17,023   24,797
                                 =======   =======     =======   =======  =======
RATIO OF INCOME TO FIXED CHARGES
  INCLUDING INTEREST ON DEPOSITS   1.31      1.18         1.09     0.99(E)  1.03
                                 =======   =======     =======    =======  =======
(A) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1994 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF
    FINANCIAL STANDARDS No.  112, "EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS", OF $(56) MILLION.
(B) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF
    FINANCIAL ACCOUNTING STANDARDS No. 109, "ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.
(C) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1991 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
    VENTURE CAPITAL INVESTMENTS OF $457 MILLION.
(D) NET INCOME FOR THE YEAR ENDED DECEMBER 31,1990 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
    CERTAIN DERIVATIVE PRODUCTS OF $140 MILLION.
(E) EARNINGS FOR THE YEAR ENDED DECEMBER 31, 1991 WERE INADEQUATE TO COVER FIXED CHARGES BY THE AMOUNT OF
    $237 MILLION.
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